Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 10, 2006 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended April 1, 2006.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FIRST QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended
		April 1, 2006	April 2, 2005

(In Thousands, Except Share and Per Share Data)

Sales	(a)	$118,053	$115,976

Operating income	(b)	8,426	8,998

Interest, dividend and other income (expense), net		389	255

Income before income taxes		8,815	9,253

Income tax provision		3,592	3,770

Net income		$5,223	$5,483

Basic and diluted net income per common share	(c)	$1.59	$1.62

Basic and diluted weighted average common shares outstanding	(c)	3,280,436	3,383,252

(a)                Same store sales increased 1.8% during the first quarter of 2006 compared to the same period of 2005. The comparative sales increase was achieved even though Easter sales occurred in the first quarter of 2005 but not until the second quarter of 2006.

(b)               Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. (SFAS) 123(R) (revised 2004), “Share-Based Payment,” which requires the measurement and recognition of compensation expense for stock-based compensation. The Company has outstanding stock appreciation rights (SARs) that have been granted to certain employees and non-employee directors. The Company adopted SFAS 123(R) using the modified prospective transition method, and therefore prior period results have not been restated. As of January 1, 2006, the cumulative effect of adopting SFAS 123(R) resulted in the recognition of $288 of compensation expense ($171 after tax or $0.05 per share). SFAS 123(R) requires the Company to remeasure the fair value of SARs each reporting period until the award is settled. During the first quarter of 2006, the Company recognized an additional $300 of compensation expense ($178 after tax or $0.05 per share) related to the increase in the fair value of SARs and additional vesting during the period. Previously, the Company accounted for SARs in accordance with Financial Accounting Standards Board Interpretation No. (FIN) 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”  Under FIN 28, compensation expense was recognized for changes in the market price of the Company’s Class A Common Stock and to reflect increases in vesting of the SARs. During the first quarter of 2005, the Company reversed $1,592 of SARs compensation expense recognized in previous periods as a result of a reduction in the Company’s Class A Common Stock price during that period.

(c)                The Company had no potential common shares outstanding during the first quarters of 2005 or 2006, and therefore, basic and diluted net income per common share are the same. During the first quarter of 2006, the Company purchased and retired 149,573 shares of Class A Common Stock for an aggregate purchase price of approximately $12,481 in unsolicited private transactions with unrelated parties. Consequently, basic and diluted net income per common share is $0.04 higher in the first quarter of 2006 due to the reduction in shares.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950